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                                  EXHIBIT 20.1


          CALIFORNIA AMPLIFIER ANNOUNCES POSSIBLE DELISTING FROM NASDAQ
             AND "E" ADDED TO STOCK SYMBOL DUE TO DELINQUENT FILINGS

         Camarillo, CA - May 3, 2001 -- California Amplifier (Nasdaq: CAMP) today announced that it had received notice from The Nasdaq Stock Market that it intends to delist shares of the Company's common stock at the opening of business on May 8, 2001 for failure to comply with Marketplace Rule 4310(c)(14) which requires annual reports to contain audited financial statements. As a result of the filing delinquency, the fifth character "E" was appended to California Amplifier's trading symbol, which was changed from CAMP to CAMPE.

         The Company has appealed the notice of delisting and currently has a scheduled hearing date of May 25, 2001, during which time the Company will continue to be listed on NASDAQ although trading in the Company's common stock is currently suspended. As discussed below, the Company anticipates filing its restated audited financial statements prior to that time. Consequently, the Company believes it unlikely that its common stock will actually be delisted from NASDAQ unless unforeseen problems are uncovered as part of the audit process or the Company otherwise fails to meet NASDAQ listing requirements.

         California Amplifier announced on April 4, 2001 that its outside auditors, Arthur Andersen LLP, withdrew their audit report with respect to the Company's consolidated financial statements for the fiscal year ended February 26, 2000 as a result of the Company's continuing internal investigation of financial statement misstatements by its former controller which caused its previously reported financial statements to contain overstatements to net income for the fiscal year ended February 26, 2000 and for the interim periods during fiscal year 2000 and fiscal year 2001. Following this announcement, NASDAQ suspended trading in the Company's common stock.

         The Company is continuing its investigation in order to determine the magnitude and timing of the misstatements and to be in a position to issue restated financial statements. The Company is working closely with Arthur Andersen and has submitted the restated fiscal year 2000 financial statements to them so that such statements can be examined and audited. The Company's outside legal counsel are also assisting the Company and the Audit Committee of the Board of Directors with the investigation. At this time, it appears that the fiscal year 2000 audited restated results and the restated quarterly information for fiscal year 2000 and the first nine months of fiscal year 2001 will be issued on or about May 16, 2001. The Company's findings with respect to fiscal year 2000 and the interim periods of fiscal year 2001 are preliminary, and as a result the Company is not in a position to disclose detailed information until its independent auditors have completed their examination of fiscal 2000 and reviewed the quarterly information for fiscal 2001.

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         The Company currently expects to report fourth quarter and fiscal 2001 year end results by the end of May.

         The Company will file with the Securities and Exchange Commission amended Form 10-Qs and Form 10-K for the year ended February 26, 2000 and Form 10-Qs for each of the three interim periods of fiscal year 2001 when the fiscal year 2000 audit results are complete.

         As of April 30, 2001, fifteen securities class action complaints had been filed against the Company in Federal Court in the Central District of California. Six of the complaints also name the Company's chief executive officer and its chief financial officer. All the complaints basically allege that the Company's financial statements and financial press releases were materially false and misleading during the class period and that the Company and the executives where named knew or were deliberately reckless in not knowing that the financial statements and press releases were materially false when published. No lead plaintiffs counsel has been selected. The Company will vigorously defend the actions and intends to file a motion to dismiss once the cases are consolidated.

         Forward looking statements in this press release are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 and reflect the Company's current views with respect to future events and are subject to certain risks and uncertainties, including, without limitation, product demand, market growth, new competition, new technologies, the ongoing internal financial investigation, litigation and related matters, and other risks and uncertainties that are detailed from time to time in the Company's periodic reports filed with the Securities and Exchange Commission, copies of which may be obtained from the Company upon request. Such risks and uncertainties could cause actual results to differ materially from historical results or those anticipated. Although the Company believes the expectations reflected in its forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be attained. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.


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         For more information contact:
         Michael Ferron
         Chief Financial Officer
         California Amplifier, Inc.
         805/987-9000
         mferron@calamp.com